Exhibit 99.1

CONTACT:   Gregory Haidemenos                         FOR IMMEDIATE RELEASE
           WESTERBEKE CORPORATION
           (508) 823-7677

                      WESTERBEKE REPORTS FOURTH QUARTER
                         AND FISCAL YEAR END RESULTS

TAUNTON, MASS., January 23, 2004 - Westerbeke Corporation (NASDAQ:WTBK) announced today the results of its operations for the fourth quarter and the fiscal year ended October 25, 2003.

Net sales for the quarter ended October 25, 2003, were $4,511,800 compared to $5,638,700 for the quarter ended October 26, 2002, a decrease of 20%. The Company reported a net loss of $353,500 or $0.18 per share, for the quarter ended October 25, 2003, compared to net income of $2,453,500, or $1.24 per share for the quarter ended October 26, 2002.

For the fiscal year 2003, the Company reported net sales of $19,954,400 as compared to $25,525,700 for the fiscal year 2002, a decrease of 22%. The Company reported a net loss of $1,061,500 or $0.54 per share, for the fiscal year 2003, compared to net income of $2,886,000 or $1.45 per share, for the fiscal year 2002.

Included in the net loss for the fiscal year ending October 25, 2003, are $670,300 of costs to date associated with the proposed merger of the Company with and into Westerbeke Acquisition Corporation as announced on May 5, 2003.

Included in net income in the fiscal year ending October 26, 2002, is the award of damages against one of the Company's former suppliers of $4,433,900, which includes interest accrued on the award of $713,200 and is net of legal fees of $481,600.


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A special meeting of stockholders will be held on February 5, 2004, to vote on the proposal to adopt the previously announced Agreement and Plan of Merger, as amended, between the Company and Westerbeke Acquisition Corporation.

Westerbeke Corporation designs, manufactures and markets marine engine and air conditioning products intended principally for recreational marine applications.


                           WESTERBEKE CORPORATION
                        COMPARATIVE INCOME HIGHLIGHTS

                                                     Three Months Ended
                                                ----------------------------
                                                October 25,      October 26,
                                                   2003             2002
                                                -----------      -----------

Net sales                                       $ 4,511,800      $ 5,638,700

Arbitration Award                                         -      $ 4,433,900

Net income (loss)                               $  (353,500)     $ 2,453,500

Net income (loss) per share, diluted            $     (0.18)     $      1.24

Weighted average common shares, diluted           1,954,809        1,990,013


                                                    Twelve Months Ended
                                                ----------------------------
                                                October 25,      October 26,
                                                   2003             2002
                                                -----------      -----------

Net sales                                       $19,954,400      $25,525,700

Arbitration Award                                         -      $ 4,433,900

Net income (loss)                               $(1,061,500)     $ 2,886,000

Net income (loss) per share, diluted            $     (0.54)     $      1.45

Weighted average common shares, diluted           1,954,809        1,984,270


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